Exhibit 99.1

GAYLORD ENTERTAINMENT COMPANY ADDRESSES TRT LETTER

NASHVILLE, Tenn. – (July 19, 2012) – Gaylord Entertainment Company (NYSE:GET) today issued a statement in response to the so-called “open letter” to the stockholders of Gaylord Entertainment Company from TRT Holdings, Inc. (“TRT”). Gaylord continues to believe that the sale of rights to manage its hotels to Marriott International, Inc. and the Company’s subsequent conversion to a real estate investment trust (REIT) are in the best interest of its stockholders. The Company would also note that the proposed transaction was unanimously approved by the Gaylord Board of Directors, including the two Gaylord Board members designated by TRT – one of whom is the former Chief Financial Officer of TRT and the other is the Chief Executive Officer of a large hotel management company.

Gaylord Statement

As Gaylord has described previously, the Company engaged in an extended process to consider alternatives to increase long-term value for stockholders. Among the alternatives considered were the current proposed transaction (which solicited interest in acquiring our management contracts from four hotel operators including TRT) as well as indications of interest to acquire the entire Company. TRT had the opportunity to participate in each leg of that process and ultimately failed to present a proposal with respect to either one, despite being granted every conceivable due diligence information request and extended periods of time to develop any proposal.

The proposed transaction which will result from the sale of the management contracts and the conversion of the Company to a REIT is the result of multiple rounds of bidding with the hotel operators who expressed interest in acquiring rights to manage Gaylord’s hotels, and intensive negotiations over all of the terms of the management contracts. Early on in the process, Gaylord engaged Hogan Lovells LLP as special counsel solely for the purpose of representing the Company’s interests in negotiating the management contracts. Hogan Lovells worked with the Company’s management team and financial advisor to obtain the best possible results in the negotiations with each bidder. The result of that process is a set of terms that the Company believes are extraordinarily favorable to Gaylord. Commenting on the proposed management agreements, Bruce Parmley, a partner at Hogan Lovells, said, “My partner and I who represented Gaylord have a collective 50 years of experience in structuring and negotiating hotel management agreements with all of the well-known national and international brands of four and five star hotels, almost exclusively on behalf of owners and investors. It is fair to say that the economic and legal terms for the proposed Gaylord/Marriott management agreements, taken as a whole, represent an excellent set of terms for a hotel owner and compare very favorably from the owner’s perspective with other transactions in the industry, and we so advised Gaylord’s Board in their consideration.”

Arne Sorenson, CEO of Marriott, said, “This was an intensely competitive set of negotiations in which we agreed to a set of legal and economic terms that we believe are fair to both parties, deliver real value to both, and in Marriott’s view, represent the lengths to which we were willing to go to obtain the rights to manage an extraordinary, one-of-a-kind group of assets.”

The TRT “open letter” contains a number of significant inaccuracies and omissions relating to the Marriott agreement, as well as gross mischaracterizations of the proposed transaction and alternatives, and Gaylord will respond to each item in detail at a later date. However, the Company believes it is important to address a few of the more egregious comments. For example:

-         TRT incorrectly states that the Marriott agreement would prohibit Gaylord from selling its hotels without Marriott’s consent, or to any buyer that owns 10 or more full-service hotels. This is simply false -- no such restrictions will apply. With very limited exceptions (for a sale to felons, suspected terrorists or direct brand competitors of Gaylord/Marriott) Gaylord is free to sell the hotels to any buyers, without Marriott’s consent.

-         TRT also incorrectly states that Marriott may simply assign the Gaylord management agreements to a third party without ensuring that the Gaylord hotels continue to receive the benefits of the Marriott trademarks and system. That is also false. Essentially, Marriott cannot sell or transfer the management rights to the Gaylord Hotels unless it sells the entire Marriott system to a third party.

-         TRT also grossly underestimates the benefits of management by Marriott, including access to Marriott’s world-class programs and services, economies of scale not otherwise available to Gaylord, and Marriott’s long track record of success in the large group meetings segment.

Gaylord also reiterated that it has retained the contractual right to consider alternative proposals to acquire the Company that are presented prior to the stockholders’ meeting to consider the proposed transaction. The Company and its Board of Directors remain open and willing to consider an offer for the entire Company which produces the best value for stockholders. In that regard, the Company noted that TRT has failed to produce any offer to acquire the entire Company despite being given the opportunity to do so, the information on which to base its decision and significant extended periods of time to develop a proposal.

Colin V. Reed, Chairman and Chief Executive Officer of Gaylord Entertainment, said, “We were surprised by TRT’s letter, given TRT’s involvement in every stage of the process, including participating in the bidding process for the management contracts and exploring an offer to acquire Gaylord Entertainment. We believe TRT’s actions represent an attempt to derail a process that is in the best interests of all of our stockholders. We have filed proxy materials with the Securities and Exchange Commission and will mail them to our stockholders after the SEC’s review and comment process is complete. We look forward to our stockholders having the opportunity to formally consider the proposed transaction at our upcoming stockholder meeting. The Board of Directors and the Company remain committed to producing the best value for stockholders and believe that the proposed transaction does so. We will continue to guard against the efforts of any third party to seize control of our Company without paying a full and fair price to all stockholders.”

About Gaylord Entertainment

Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tennessee, owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 85 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current information. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Such factors include those described in the Company’s filings made from time to time with the Securities and Exchange Commission, including those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and those associated with the Company’s plans to qualify as a REIT for federal income tax purposes following the consummation of the Company’s previously announced transaction with Marriott International, Inc., including the failure to receive, on a timely basis or otherwise, the required approvals by the Company’s stockholders or the private letter ruling from the IRS; the Company’s expectation to elect and qualify for REIT status and the timing and effect of that election; the Company’s ability to remain qualified as a REIT; the form, timing and amount of the special earnings and profits distribution; the Company’s and Marriott’s ability to consummate the sale; operating costs and business disruption may be greater than expected; and the Company’s ability to realize cost savings and revenue enhancements from the proposed REIT conversion. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy securities or a solicitation of any vote or approval. Granite Hotel Properties, Inc. (“Granite”) has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a preliminary proxy statement of the Company and a prospectus of Granite which describes our plans to qualify as a REIT for federal income tax purposes following the consummation of the Company’s transaction with Marriott International, Inc., and the contemplated merger between Granite and the Company to facilitate the REIT election. The registration statement has not yet become effective. Notice of a special meeting and a definitive proxy statement/prospectus will be mailed to stockholders of the Company who hold shares of the common stock of the Company on the record date to be determined by the Company’s board of directors. INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND REIT CONVERSION. You may obtain copies of all documents filed with the SEC concerning the proposed transaction, free of charge, at the SEC’s website at www.sec.gov under the registrant’s name of Granite Hotel Properties, Inc. In addition, stockholders may obtain free copies of the documents by sending a written request to the Company’s Secretary at Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214, or by calling the Secretary at (615) 316-6000.

Investors should read the Form S-4 and proxy statement carefully before making any voting or investment decisions.

Interests of Participants

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger and REIT conversion. Information regarding the Company’s directors and executive officers is set forth in the Company’s proxy statement for its 2012 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which were filed with the SEC on April 3, 2012 and February 24, 2012, respectively. Additional information regarding persons who may be deemed to be participants in the solicitation of proxies in respect of the proposed merger and REIT conversion is contained in the proxy statement/prospectus filed by Granite with the SEC.

Source: Gaylord Entertainment Company

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	615-316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Dan Zacchei
Gaylord Entertainment	Sloane & Company
615-316-6282	212-446-1882
pchaffin@gaylordentertainment.com	dzacchei@sloanepr.com